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                                     CYNET, INC.

                        STATEMENT OF THE POWERS, DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF THE
                   SERIES D REDEEMABLE CONVERTIBLE PREFERRED STOCK,
                                     NO PAR VALUE

            Pursuant to Section 2.13 of the Texas Business Corporation Act



       The following resolution was duly adopted by the Board of Directors of CyNet, Inc. (the "Corporation"), pursuant to the provisions of Section 2.13 of the Texas Business Corporation Act (the "TBCA"), on May 23, 2000, by the unanimous written consent of the Board of Directors:

       WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Articles of Incorporation of the Corporation, to provide by resolution or resolutions for the issuance of shares of preferred stock, no par value, of the Corporation, in one or more series with such voting powers, full or limited, or without voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in the Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the TBCA;

       WHEREAS, on January 31, 2000, the Board of Directors authorized the issuance of 1,766,423 share of Series D Redeemable Convertible Preferred Stock, No Par Value, (the "Series D Preferred Stock");

       WHEREAS, on May 23, 2000, the Corporation and the holders of the Series D Preferred Stock agreed to amend certain powers, designations, preferences and rights of the Series D Preferred Stock; and

       WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares consisting such series.

       NOW, THEREFORE, BE IT RESOLVED:

       1. DESIGNATION AND NUMBER OF SHARES. There shall be hereby created and established


                                      -1-

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a series of Preferred Stock designated as "Series D Redeemable Convertible
Preferred Stock" (the "Series D Preferred Stock"). The authorized number of shares of Series D Preferred Stock shall be four million (4,000,000) shares.

       2. RANK. The Series D Preferred Stock shall rank (i) senior to (A) all classes of common stock of the Corporation (including, without limitation, the Class A voting Common Stock, no par value (the "Class A Common Stock"), of the Corporation, the Class B non voting Common Stock, no par value (the "Class B Common Stock"), of the Corporation) and the Series F Convertible Preferred Stock, No Par Value (the "Series F Preferred Stock") and (B) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank PARI PASSU with or senior to the Series D Preferred Stock (the "Junior Stock") and (ii) pari passu to Series E Convertible Preferred Stock, No Par Value ("Series E Preferred Stock").

       3. DIVIDENDS. Beginning on June 1, 2000, the Series D Preferred Stock shall earn an annual dividend of 11.25 cents per share which dividend shall be payable in arrears, in cash or in kind, and in four equal quarterly installments. Dividends shall be payable on January 1, April 1, June 1 and October 1 of each year.

       4.     LIQUIDATION PREFERENCE.

              In the event of a Liquidation, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid for each share of Series D Preferred Stock held thereby, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock, an amount (the "Liquidation Amount") in cash equal to $1.51 per share (the "Liquidation Preference") (subject to adjustment under conditions analogous to those provided in Section 7(d)) plus (ii) all declared and unpaid dividends thereon to the date fixed for the Liquidation. If the assets of the Corporation are not sufficient to pay in full the foregoing Liquidation Amounts to the holders of outstanding shares of the Series D Preferred Stock, then the holders of all shares of Series D Preferred Stock shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series D Preferred Stock are entitled were paid in full.

       5.     Intentionally omitted.

       6.     VOTING RIGHTS: ELECTION OF DIRECTOR.

              (a) The holders of Series D Preferred Stock, except as set forth in subsection (b) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by holders of the Class A Common Stock of the Corporation.


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              (b)    Each outstanding share of Series D Preferred Stock shall
entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Class A Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series D Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series D Preferred Stock into shares of Class A Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters. Except as provided below, the Series D Preferred Stock shall not be entitled to vote as a separate class.

              (c) For so long as any authorized shares of Series D Preferred Stock remain outstanding, then the holders of the Series D Preferred Stock or its representative shall be entitled to attend meetings of the Corporation's Board of Directors as a non voting observer. The Corporation agrees to notify such holder's designated representative of the time and place of any such meetings in the same manner as Directors of the Corporation are notified and to deliver to such holder's designated representative all materials that are made available to Directors of the Corporation at the same time that such material is made available to Directors.

       7.     CONVERSION.

              (a) Each holder of the Series D Preferred Stock shall have the right, at its option, at any time and from time to time after the issuance hereof, to convert, subject to the terms and provisions of this Section 7, all or any portion of such holder's shares of Series D Preferred Stock into such number of fully paid and non-assessable shares of Class A Common Stock at the rate of one (1) share of Class A Common Stock for each share of Series D Preferred Stock surrendered for conversion, subject to adjustment as provided in Section 7(d). Such conversion right shall be exercised by the surrender of the shares of Series D Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such shares of Series D Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Class A Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefore, if required pursuant to Section 7(j). All shares of Series D Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Series D Preferred Stock shall be issued in lieu thereof.

              (b) As promptly as practicable after the surrender, as herein provided, of any shares of Series D Preferred Stock for conversion pursuant to
Section 7(a), the Corporation shall deliver to or upon the written order of the holder of such shares of Series D Preferred Stock so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Class A Common Stock into which such shares of Series D Preferred Stock may be or have been converted in accordance with the provisions of this Section 7. Subject to the following provisions of this Section and of Section 7(d), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Series D Preferred Stock shall have been surrendered in satisfactory form for conversion, and the Person or Persons entitled to receive the shares of Class A Common Stock deliverable upon conversion of such shares of Series D Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such appropriate time, and such conversion shall be at one to one subject to all adjustments in effect at such time; PROVIDED, HOWEVER, that no surrender shall be effective to constitute the Person or Persons entitled to receive the shares of Class A Common Stock deliverable upon such conversion as the record holder or holders of such shares of Class A Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such shares of Class A Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at one to one subject to all adjustments in effect at, such time on such next succeeding day.

              (c) To the extent permitted by law, when shares of Series D Preferred Stock are converted, all dividends declared and unpaid on the shares of Series D Preferred Stock so converted to the date of conversion shall be immediately due and payable and must accompany the shares of Class A Common Stock issued upon such conversion.

              (d) The conversion of the Series D Preferred Stock shall be subject to adjustment as follows:

                     (i) In the event that the Corporation shall at any time or from time to time (w) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series D Preferred Stock in the manner provided in Section 3) on the outstanding shares of Class A Common Stock in Capital Stock, (x) subdivide the outstanding shares of Class A Common Stock into a larger number of shares, (y) combine the outstanding shares of Class A Common Stock into a smaller number of shares or
(z) issue any shares of its Capital Stock in a reclassification of the Class A Common Stock, then, and in each such case, the number of shares of Class A Common Stock to be received by the holder of any share of Series D Preferred Stock immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series D Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series D Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for

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the determination of holders of Class A Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective. In the event that the Series E Convertible Preferred Stock shall be eligible to convert to Class A Common Stock at an effective price less than $1.25 per share of Series E Preferred Stock, the conversion rate for the Series D Preferred Stockshall be adjusted such that the Series D Preferred Stock shall convert at an effective price per share equal to the greater of (i) $1.125 per share or (ii) the effective price per share of the Series E Preferred Stock.

                     (ii) In case the Corporation shall at any time or from time to time distribute to all holders of shares of its Class A Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the resulting or surviving Person and the Class A Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or distributions paid or made to holders of shares of Series D Preferred Stock in the manner provided in Section 3, and dividends payable in shares of Class A Common Stock for which adjustment is made under Section 7(d)(i)) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those distributions in respect of which an adjustment is made pursuant to
Section 7(d)(i)), then, the holders of Series D Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class A Common Stock of the Corporation into which their shares of Series D Preferred Stock are convertible as of the record date fixed for the determination of Class A Common Stock of the Corporation entitled to receive such distribution.

                     (iii) In the case the Corporation, at any time or from time to time, shall take any action affecting its Class A Common Stock similar to or having an effect similar to any of the actions described in any of
Section 7(d)(i) or Section 7(d)(ii), inclusive, or Section 7(g) (but not including any action described in any such Section) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the one to one conversion rate as a result of such action, then, and in each such case, such conversion rate shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the shares of Series D Preferred Stock).

                     (iv) Notwithstanding anything herein to the contrary, no adjustment under this Section 7(d) shall be made upon the grant of options to employees, consultants or directors of the Corporation pursuant to benefit plans approved by the Board of Directors.

                     (v)    (A)    If the Corporation shall issue, after the
date upon which any shares of Series D Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration, the number of shares of Class A Common Stock to be received by the holder of each share of Series D Preferred Stock shall forthwith be adjusted by multiplying such number of shares of Class A Common Stock by a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Stock; and the denominator of which shall be the number of shares of Class A Common Stock outstanding immediately prior to such issuance.

                            (B)    In the case of the issuance of Class A
Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefore before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                            (C)    In the case of the issuance of the Class A
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                            (D)    In the case of the issuance (whether on or
after the applicable Purchase Date) of options to purchase or rights to subscribe for Class A Common Stock, securities by their terms convertible into or exchangeable for Class A Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 7(d)(v) and Section 7(d)(vi):

                                   (1)    The aggregate maximum number of
shares of Class A Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Class A Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 7(d)(v)(B) and (d)(v)(C)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Class A Common Stock covered thereby.

                                   (2)    The aggregate maximum number of
shares of Class A Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by

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the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 7(d)(v)(B) and (d)(v)(C)).

                                   (3)    In the event of any change in the
number of shares of Class A Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Class A Common Stock outstanding for purposes of Section 7(d)(v)(A)), the number of shares of Class A Common Stock to be reccived by a holder of one share of Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Class A Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                   (4)    Upon the expiration of any such
options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the number of shares of Class A Common Stock to be received by a holder of one share of the Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Class A Common Stock outstanding for purposes of Section 7(d)(v)(A)), shall be recomputed to reflect the issuance of only the number of shares of Class A Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                   (5)    The number of shares of Class A
Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 7(d)(v)(D)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 7(d)(v)(D)(3) or (4).

                     (vii) "Additional Stock" shall mean any shares of Class A Common Stock issued (or deemed to have been issued pursuant to Section 7(d)(v)(D)) by the Corporation after the Purchase Date other than:

                            (A)    Class A Common Stock issued pursuant to a
transaction described in Section 7(d)(i) hereof;

                            (B)    shares of Class A Common Stock issuable or
issued to (i) employees, consultants, directors or vendors (if in transactions with primarily non-financing purposes) of the Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation or (ii) CyNet Holdings, LLC pursuant to the Subscription Agreement, dated July 22, 1998, as amended on January 3, 2000, between the Corporation and CyNet Holdings, LLC (the "Subscription Agreement");

                            (C)    shares of Class A Common Stock issuable or
issued in a firm commitment underwritten public offering;

                            (D)    shares of Class A Common Stock issuable or
issued upon conversion of the Series D Preferred Stock or Series E Preferred Stock or as dividends or distributions on the Series D Preferred Stock;

                            (E)    the issuance of securities in connection
with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise;

                            (F)    the issuance of stock, warrants or other
securities or rights to persons or entities with which the Corporation has business relationships, provided such issuances are for other than primarily equity financing purposes and are approved by the Board of Directors;

                            (G)    the issuance of shares of Class A Common
Stock solely in exchange for an equal number of shares of outstanding Class B Common Stock.

       (e) If the Corporation shall take a record of the holders of its Class A Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the conversion rate then in effect shall be required by reason of the taking of such record.

       (f) Upon any change in the conversion rate, then, and in each such case, the Corporation shall within a reasonable period (not to exceed 45 days) following any of the foregoing transactions deliver to each registered holder of Series D Preferred Stock a certificate, signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the change in the number of shares of Class A Common Stock to be received by a holder of one share of Series D Preferred Stock then in effect following such adjustment.


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

       (g) In case of (x) any capital reorganization or reclassification or other change of outstanding shares of Class A Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (y) any merger or consolidation of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Class A Common Stock) or (z) any sale or other disposition to another Person of all or substantially all of the assets of the Corporation (any of the foregoing, a "Transaction"), the Corporation, or such successor or purchasing Person, as the case may be, shall execute and deliver to each holder of Series D Preferred Stock at least fifteen (15) Business Days prior to effecting any of the foregoing Transactions a certificate that the holder of each share of Series D Preferred Stock then outstanding shall have the right thereafter to convert such share of Series D Preferred Stock into the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Class A Common Stock into which such share of Series D Preferred Stock could have been converted immediately prior to such Transaction. Such certificate shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Class A Common Stock includes shares of stock or other securities of a Person other than the successor or purchasing Person and other than the Corporation, which controls or is controlled by the successor or purchasing Person or which, in connection with such Transaction, issues stock, securities, other property or cash to holders of Class A Common Stock, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically acknowledge the obligations of such successor or purchasing Person and acknowledge its obligations to issue such stock, securities, other property or cash to the holders of Series D Preferred Stock upon conversion of the shares of Series D Preferred Stock as provided above. The provisions of this Section 7(g) and any equivalent thereof in any such certificate similarly shall apply to successive Transactions.

       (h)    In case at any time or from time to time:

              (w) the Corporation shall declare a dividend (or any other distribution) on its shares of Class A Common Stock;

              (x) the Corporation shall authorize the granting to the holders of its Class A Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants other than as issued to the holder of the Series D Preferred Stock;

              (y) there shall be any reorganization or reclassification of the Class A Common Stock; or

              (z) there shall occur a Liquidation, merger or sale of assets of the Corporation;

then the Corporation shall mail to each holder of shares of Series D Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (B) the date on which such reclassification or Liquidation, merger or sale of assets is expected to become effective; provided that in the case of any event to which
Section 7(g) applies, the Corporation shall give at least ten (10) Business Days' prior written notice as aforesaid. Such notice also shall specify the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their Class A Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification or Liquidation, sale of assets or merger.

       (i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series D Preferred Stock, such number of its authorized but unissued shares of Class A Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series D Preferred Stock, and shall take all action required to increase the authorized number of shares of Class A Common Stock if at any time there shall be insufficient authorized but unissued shares of Class A Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series D Preferred Stock.

       (j) The issuance or delivery of certificates for Class A Common Stock upon the conversion of shares of Series D Preferred Stock shall be made without charge to the converting holder of shares of Series D Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series D Preferred Stock converted; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series D Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

       8. PROTECTIVE PROVISIONS. So long as shares of Series D Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty-six and two thirds percent (66 2/3rd %) of the then outstanding shares of Series D Preferred Stock:

              (a) sell, convey or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than (50%) of the voting power of the Corporation is disposed of;

              (b) alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to affect adversely the shares;

              (c) increase or decrease the total number of authorized shares of Series D Preferred Stock (other than by redemption or conversion or in connection with a stock split);

              (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series D Preferred Stock with respect to liquidation or redemption;

              (e)    declare or pay dividends on its Class A Common Stock;

              (f) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of preferred stock or common stock of the Corporation; PROVIDED, HOWEVER, that this restriction shall not apply to the repurchase of shares of Class A Common Stock or Class B Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment; or

              (g) increase the authorized number of directors of the Corporation to a number greater than nine (9).

       9. CERTAIN REMEDIES. Any registered holder of Series D Preferred Stock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Statement of Designations and to enforce specifically the terms and provisions of this Statement of Designations in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

       10. BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

       11. DEFINITIONS. As used in this Statement of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

       "Affiliate" shall mean, with respect to any Person, any other Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

       "Articles of Incorporation" shall mean the Articles of Incorporation of the Corporation as filed with the Secretary of State of the State of Texas.

       "Board of Directors" means the Board of Directors of the Corporation.

       "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

       "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

       "Commission" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

       "Class A Common Stock" shall have the meaning ascribed to it in Section 2 hereof.

       "Corporation" shall have the meaning ascribed to it in the first paragraph of this Resolution.

       "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations of the Commission promulgated thereunder.

       "Junior Stock" shall have the meaning ascribed to it in Section 2 hereof.

       "Liquidation" shall mean the voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, dissolution or winding up of the Corporation. For purposes of Section 4, "Liquidation" shall be deemed to be occasioned by, or to include (unless the holders of at least a majority of the them outstanding shares of Series D Preferred Stock shall determine otherwise), (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; or (B) a sale of all or substantially all of the assets of the Corporation.

       "Liquidation Amount" shall have the meaning ascribed to it in Section 4(a) hereof.

       "Liquidation Preference" shall have the meaning ascribed to it in
Section 4(a) hereof.

        "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

       "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

       "Series D Preferred Stock" shall have the meaning ascribed to it in
Section 1 hereof.

       "Statement of Designations" shall mean this statement of the Powers, Designations, Preferences and Rights of the Series D Redeemable Convertible Preferred Stock, no par value, adopted by the Board of Directors and filed with the Secretary of State of State of Texas.

       "Transaction" shall have the meaning ascribed to it in Section 7(g) hereof.


       IN WITNESS WHEREOF, the undersigned authorized officer of the Company has executed and subscribed this statement and does affirm the foregoing as true this 30th day of May, 2000.

                            CYNET, INC.


                            By: /s/ Bernard B. Beale
                               -----------------------------------------------
                                   Bernard B. Beale, Executive Vice President



                            By: /s/ Samuel C. Beale
                               -----------------------------------------------
                                   Samuel C. Beale, Secretary